PRESS RELEASE

deltathree Issues Update on Nasdaq Marketplace Rule

New York, October 19, 2006 - deltathree, Inc. (NASDAQ: DDDC), a leading provider of hosted Voice over Internet Protocol (VoIP) solutions worldwide, is issuing a press release update in accordance with Nasdaq Marketplace Rules.

As previously disclosed in the proxy statement for the 2006 Annual Stockholders’ Meeting of deltathree, Inc. (the “Company”), two members of the Company’s Board of Directors did not stand for re-election at the Company’s annual meeting held on September 8, 2006. One of the two directors also served as a member of the Board’s audit committee. Due to this event, the audit committee currently has only two members, each of whom have served on the audit committee for several years.

On September 8, 2006, the Company notified The Nasdaq Stock Market (“Nasdaq”) that it is no longer in compliance with Nasdaq Marketplace Rule 4350(d)(2) which requires an issuer’s audit committee to have at least three members, each of whom satisfy certain criteria. At that time, the Company was expecting the Board to appoint to the audit committee Noam Bardin, an independent director and current Chairman of the Board. Mr. Bardin satisfies all of the criteria to serve on the audit committee as prescribed by Nasdaq Marketplace Rule 4350(d)(2) except for the requirement prohibiting a member of the audit committee from receiving any consulting, advisory, or other compensatory fee from the Company. As previously reported in a Current Report on Form 8-K filed on January 25, 2006, Mr. Bardin has been providing consulting services to the Company for work that the Company expected to have been completed by September 2006. The Company now expects Mr. Bardin’s consulting services and related work to be completed by the end of October, and the Company expects the resulting consulting fees paid, or to be paid, to Mr. Bardin to be less than an aggregate of $60,000. Upon completion of the work and related consulting services and all payments related thereto, the Company expects Mr. Bardin to satisfy the Nasdaq criteria for audit committee membership. If the Board appoints Mr. Bardin to the audit committee, Mr. Bardin will not be able to receive any additional consulting fees from the Company once he becomes a member of the audit committee.

On October 13, 2006, the Company received a deficiency letter from Nasdaq regarding the Company’s noncompliance with Nasdaq’s continued listing requirement set forth in Marketplace Rule 4350(d)(2) of having an audit committee consisting of at least three members each satisfying certain criteria. While Marketplace Rule 4350(d)(4) generally provides a company with a cure period until the company’s next annual meeting to fill a vacancy on the audit committee, the Nasdaq Staff stated in the letter that such rule was not intended to provide an additional cure period to a company that was not compliant immediately following an annual meeting. In that regard, the Nasdaq Staff has determined that it is appropriate to exercise its broad discretionary authority granted under Marketplace Rule 4300 and impose a more stringent time period for the Company to regain compliance than the cure period available under Rule 4350(d)(4). The Company is required to provide Nasdaq on or before October 30, 2006 with the Company’s specific plan and timetable to restore compliance with Marketplace Rule 4350(d). Nasdaq indicated that based on its review of the Company’s plan and timetable, Nasdaq will grant the Company additional time to regain compliance.

The Company’s Board is working to identify and appoint a candidate who possesses the qualifications to satisfy the applicable independence requirements and the Marketplace Rule requirements for serving on the audit committee. The Company expects that this process will be completed before the end of the year.

About deltathree

Founded in 1996, deltathree (NASDAQ: DDDC) is a leading provider of integrated Voice over Internet Protocol (VoIP) telephony services, products, hosted solutions, and infrastructure. deltathree offers customers high quality Internet telephony solutions that are viable and cost-effective alternatives to traditional telephone services. Supporting hundreds of thousands of active users around the world, deltathree serves customers through its two primary distribution channels: the Service Provider and Reseller channel and the iConnectHere direct-to-consumer channel. deltathree offers a broad suite of private label VoIP products and services as well as a back-office platform for service providers, resellers, and corporate customers. Based on deltathree's customizable VoIP solutions, these customers can offer private label telecommunications to their own customer bases, under either their own brand name, a white-label brand, and/or the iConnectHere or deltathree brand name. At the same time, iConnectHere, deltathree's direct-to-consumer offering, provides award-winning VoIP products directly to consumers and small businesses online using the same primary platform.

For more information about deltathree, please visit our website: www.deltathree.com

Investor Relations Contact:	Media Relations Contact:
Erik Knettel	Lukas Brenowitz
The Global Consulting Group	deltathree, Inc.
Phone: (646) 284-9415	Phone: (212) 500-4836
eknettel@hfgcg.com	Lukas.brenowitz@deltathree.com